As filed with the Securities and Exchange Commission on February 12, 2014

Registration Nos. 333-119409, 333-125892, 333-131037, 333-133867, 333-156293, 333-161326 and 333-168542

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-119409

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-125892

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-131037

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-133867

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-156293

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-161326

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-168542

UNDER THE SECURITIES ACT OF 1933

CORNERSTONE THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3523569
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1255 Crescent Green Drive, Suite 250 Cary, North Carolina	27518
(Address of Principal Executive Offices)	(Zip Code)

2000 Equity Incentive Plan

2003 Stock Incentive Plan

2004 Stock Incentive Plan

2006 Employee Stock Purchase Plan

Cornerstone BioPharma Holdings, Inc. 2005 Stock Option Plan

Cornerstone BioPharma Holdings, Inc. 2005 Stock Incentive Plan

(Full title of the Plan)

Craig A. Collard, Chief Executive Officer

Kenneth McBean, President

Cornerstone Therapeutics Inc.

1255 Crescent Green Drive, Suite 250

Cary, North Carolina 27518

(919) 678-6611

(Name, address and telephone number, including area code, of agent for service)

Copies to:

David B. Clement Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601 (919) 821-1220	Amy Diebler Assistant Secretary Cornerstone Therapeutics Inc. 1255 Crescent Green Drive, Suite 250 Cary, North Carolina 27518 (919) 678-6532

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed to deregister unsold securities of Cornerstone Therapeutics Inc., a Delaware corporation (the “Registrant”), that were registered on the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken since the filing of the applicable Registration Statement):

1.	Registration Statement 333-119409, registering 5,852,815 shares of common stock, par value $0.001 per share (“Common Stock”), consisting of (i) 335,069 shares under the 2000 Equity Incentive Plan, (ii) 1,688,071 shares under the 2003 Stock Incentive Plan, and (iii) 3,829,675 shares under the 2004 Stock Incentive Plan (the “2004 Plan”), as previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 30, 2004;

2.	Registration Statement 333-125892, registering 860,000 shares of Common Stock under the 2004 Plan, as previously filed with the SEC on June 17, 2005;

3.	Registration Statement 333-131037, registering 1,333,333 shares of Common Stock under the 2004 Plan, as previously filed with the SEC on January 13, 2006;

4.	Registration Statement 333-133867, registering 400,000 shares of Common Stock under the 2006 Employee Stock Purchase Plan, (the “2006 Plan”), as previously filed with the SEC on May 5, 2006;

5.	Registration Statement 333-156293, registering 2,120,517 shares of Common Stock, consisting of 64,872 shares under the Cornerstone Biopharma Holdings, Inc. (“CBH”) 2005 Stock Option Plan and 2,055,645 shares under the CBH 2005 Stock Incentive Plan, as previously filed with the SEC on December 19, 2008;

6.	Registration Statement 333-161326, registering 1,133,333 shares of Common Stock under the 2004 Plan, as previously filed with the SEC on August 13, 2009; and

7.	Registration Statement 333-168542, registering 1,500,000 shares of Common Stock under the 2004 Plan, as previously filed with the SEC on August 5, 2010.

Effective as of February 3, 2014 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of September 15, 2013, by and among Chiesi Farmaceutici S.p.A., an Italian Societa per Azioni (“Parent”), Chiesi U.S. Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as the surviving corporation. In connection with the Merger, all issued and outstanding Common Stock, other than certain excluded shares, converted into the right to receive cash.

As a result of the Merger, the offerings under the Registration Statements have been terminated. In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any securities under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statements which remained unsold as of the Effective Time, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Cary, State of North Carolina, on February 12, 2014.

CORNERSTONE THERAPEUTICS INC.

By:	/s/ Craig A. Collard
Craig A. Collard
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Craig A. Collard and Kenneth McBean, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

* * * * *

Name	Title	Date

/s/ Craig A. Collard Craig A. Collard	Chief Executive Officer (Principal Executive Officer)	February 12, 2014

/s/ Alastair McEwan Alastair McEwan	Chief Financial Officer (Principal Financial Officer)	February 12, 2014

/s/ Ira Duarte Ira Duarte	Senior Director of Accounting and Financial Planning and Analysis (Principal Accounting Officer)	February 12, 2014

/s/ Ugo DiFrancesco Ugo DiFrancesco	Director	February 12, 2014